EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of June 1, 2012, by and between Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive is presently employed by the Company as its Vice Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer, and it is now the intention for the Company and the Executive to enter into a written employment agreement to restate and further amend the terms of the employment agreement as previously in effect between the Company and the Executive. Accordingly, the Company and the Executive hereby agree as follows:
1.Term. The employment of the Executive by the Company will continue as of the date hereof and end on May 31, 2016, unless extended or terminated in accordance with this Agreement.
2.Position and Duties. The Executive shall continue to serve as the Vice Chairman of the Board and Chief Executive Officer of the Company, with overall responsibility for its corporate policy making, organization and operation, and accomplishment of its plans and objectives, through and until May 31, 2014. On June 1, 2014, the Executive will cease to hold the office of Chief Executive Officer, but will continue to serve as an employee, an executive officer of the Company, and Chairman of the Board, with the title Executive Chairman of the Board, from June 1, 2014 through May 31, 2016. In his role as Executive Chairman, the Executive (i) will assist in the transition of the incoming Chief Executive Officer and advise senior management on strategy, and (ii) in addition, the presidents of the Company’s real estate department and dd’s Discounts will report to the Executive during his term as Executive Chairman, except as otherwise determined by the Board and agreed to by the Executive. The Executive shall report directly to the Board. During the term of his employment, the Executive may engage in outside activities provided those activities do not conflict with his duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit.
3.Place of Performance. The Executive shall be employed at the Company’s New York buying office, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations.
4.Compensation and Related Matters.
(a)Salary. During his employment, the Company shall pay the Executive a base salary at a rate of not less than (i) One Million Two Hundred Nine Thousand Dollars ($1,209,000) per annum during the period from the effective date of this Agreement through May 31, 2014, and thereafter (ii) One Million Dollars ($1,000,000) per annum during the period from June 1, 2014 through May 31, 2016. The base salary shall be payable in equal installments in accordance with the Company’s normal payroll practices applicable to senior officers. Subject to the first sentence of this paragraph, the Executive’s base salary may be adjusted from time to time by the Board in accordance with normal business practices of the Company. In addition, during his employment, the Company shall pay the Executive each year an amount (“Premium Payment”) equal to the sum of: (i) the total premiums for such year on certain life insurance policies held in an irrevocable life insurance trust established by the Executive, with an aggregate face value of $12 million; and (ii) an amount necessary to gross-up Executive for any federal, state and local income tax liability attributable to the premium amounts. The Premium Payment shall be adjusted each year to reflect changes in the annual premiums with respect to such policies.
(b)Change of Control. In the event of a Change of Control (as defined below), the Executive shall immediately become vested in any shares of restricted stock granted to the Executive by the Company prior to May 1, 2012 which had not vested prior to the Change in Control in accordance with the terms of the applicable stock grant agreements. A “Change of Control” shall be deemed to have occurred if: (1) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall acquire during the twelve-month period ending on the date of the most recent acquisition by such person or group, in one or a series of transactions, whether through sale of stock or merger, ownership of stock of the Company that constitutes 35% or more of the total fair market value or total voting power of the stock of the Company or any successor to the Company; (2) a merger in which the Company is a party to a merger, after which merger the stockholders of the Company immediately prior to the merger do not retain, directly or indirectly, beneficial ownership of stock that constitutes at least a majority of the total fair market value or total voting power of the stock of the surviving entity; or (3) all or substantially all of the Company’s assets are sold, exchanged, or transferred (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).
(c)Bonus. During his employment, the Company shall continue to pay the Executive an annual bonus in accordance with the terms of the existing bonus incentive plan that covers the Executive (or any replacement plan of substantially equivalent or greater value that may subsequently be established by the Board and is in effect at the time for such action), provided however, that during his employment as Executive Chairman, such bonus shall be at a target rate of 85 percent of the base salary of the Executive, and otherwise determined in accordance with such bonus incentive plan.
(d)Expenses. During his employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
(e)Other Benefits. The Executive shall be entitled to continue to participate in all of the Company’s employee benefit plans and arrangements in effect on the date hereof in which the Executive now participates (including without limitation each pension and retirement plan and arrangement, supplemental pension and retirement plan, deferred compensation plan, short-term and long-term incentive plan, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, physical examination program, dental care plan, accidental death and disability plan, survivor income plan, relocation plan, financial, tax and legal counseling programs, and vacation plan). In addition, the Company shall continue to provide Executive with the matching of Executive’s 401(k) and supplemental 401(k) contributions. The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with any other senior executive of the Company. During his employment, the Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus payable under subparagraphs (a), (b) and (c).
(f)Vacations. The Executive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company’s vacation plan. The Executive shall also be entitled to all paid holidays given by the Company to its executives. Unused vacation days shall not be forfeited once they have been earned and, if still unused at the time of the Executive’s termination of employment with the

Company, shall be promptly paid to the Executive at their then-current value, based on the Executive’s rate of pay at the time of his termination of employment.
(g)Services Furnished. The Company shall furnish the Executive with office space and such services as are suitable to the Executive’s position and adequate for the performance of his duties during the term of this Agreement and for a period of six months following the date of any termination, except for termination as described in paragraphs 7(a) [Death] or 7(c) [Cause]. Upon mutual agreement between the Company and the Executive, the office space furnished during the six-month period following termination may be at a location other than the Company’s New York buying office.
(h)Excise Tax – Best After-Tax Result. In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this paragraph 4(h), such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made by an independent advisor designated by the Company and reasonably acceptable to the Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Advisor shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs that Independent Advisor may incur in connection with any calculations contemplated by this paragraph. In the event that the provisions of paragraph 4(h) apply, then based on the information provided to the Executive and the Company by Independent Advisor, the Executive may, in the Executive’s sole discretion and within 30 days of the date on which the Executive is provided with the information prepared by Independent Advisor, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by the Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Advisor in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to the Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then the provisions of paragraph 4(h) shall apply, and the enforcement of the provisions shall be the exclusive remedy to the Company.
If, notwithstanding any reduction described in paragraph 4(h) (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise

Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by the Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section, the Executive shall pay the Excise Tax.
(i)Lifetime Benefits. The Executive and his spouse shall be entitled to continue, until their respective deaths, to participate (at no cost to the Executive and his spouse) in the following Company employee benefit plans and arrangements (or other benefit plans or arrangements providing substantially similar benefits) in which the Executive participates on the date hereof: executive medical, executive dental, executive vision and behavioral health insurance; health advisory services; life insurance; accidental death and dismemberment insurance; business travel insurance; and group excess personal liability insurance (collectively, “Benefits”); and the Company shall annually pay to the Executive for as long as he lives an amount equal to the maximum employer matching contribution permitted under the terms and limits of the Company’s 401(k) plan in effect during the year of such payment (assuming the Executive remained employed with the Company and made the maximum contribution to such plan permitted by law), grossed up to reflect the pretax nature of a 401(k) contribution (the “Matching Contribution”). Subject to the last sentence of this paragraph 4(i), the Company shall not make any changes in such plans or arrangements that would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the Executive as compared generally with the other senior executive of the Company. For purposes of this paragraph, in the event of a Change of Control, as defined in paragraph 4(b) of this Agreement, the “Company” shall include any other entity that is a successor to the Company, whether by merger, consolidation, liquidation, as a result of the sale, exchange or transfer of all or substantially all of the Company’s assets, or otherwise, and the provisions of this paragraph shall continue to be binding on and shall be performed by such successor for the benefit of the Executive and his spouse and their heirs and successors. Further, in the event of any such Change of Control the “senior executives of the Company” referred to in this paragraph shall mean the senior executives who are members of its (or a successor entity’s) executive committee, or equivalent, or, if there is no such committee, who hold the most senior rank in the successor entity. Notwithstanding the foregoing, the Executive and his spouse will be entitled to continue to receive until their respective deaths, at no cost on an after-tax basis to the Executive and his spouse, all benefits (or their cash equivalent, which together with any applicable tax gross-up shall be paid to the Executive (or his spouse, if she survives the Executive) during the 60-day period immediately following the applicable year) available to the Executive as of June 1, 2012, including those benefits enumerated in paragraphs 4(i) and 4(j) herein, provided that the level of medical, dental and vision coverage shall in no event be less than the greater of (i) the level of such coverage provided to the Company’s Chief Executive Officer during the year such coverage is provided and (ii) the level of such coverage provided to the Executive and his spouse as of June 1, 2012.
(j)Estate and Financial Planning. Until his death, the Executive shall be reimbursed by the Company for any estate and financial planning fees or expenses actually incurred by the Executive, up to a maximum annual reimbursement of $20,000; provided, however, that such annual limit shall be increased from time to time consistent with increases in similar benefits provided to the then current Chief Executive Officer of the Company. Such fees and expenses shall be reimbursed to the Executive on or before the last day of the fiscal year of the Company in which such fees or expenses are incurred, provided that the Executive has timely submitted expense documentation in support of such reimbursement.
(k)Restricted Stock Award- 2010. The Executive was previously granted a restricted stock award with a face value of Four Million Eight Hundred Thousand Dollars ($4,800,000), for which the number of shares awarded (the “2010 RS Grant”) was determined based on the Company’s stock price at the close of the market on March 17, 2010 as reported on the NASDAQ Stock Market (the “NASDAQ”). Except as otherwise provided by this Agreement and in the Restricted Stock Agreement applicable to the 2010 RS Grant, the shares subject to the 2010 RS Grant will “cliff” vest in full (100%) on March 18, 2013, provided the Executive continues service with the Company through such date. The terms and conditions of the 2010 RS Grant are as previously set forth in the applicable Notice of Grant of Award, the Ross Stores, Inc. Restricted Stock Agreement (the “Restricted Stock Agreement”), and the Ross Stores, Inc. 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”).
(l)Performance Share Award - 2010. The Executive previously received for the fiscal year ended on January 29, 2011 a target number of Performance Shares equal to Three Million Dollars ($3,000,000) divided by the closing market price of a share of the Company’s stock on March 17, 2010 as reported on the NASDAQ (the “2010 PS Grant”). The 2010 PS Grant represented the right to receive Common Shares of Company stock determined by the extent to which the target level of adjusted pretax profit for the fiscal year ending January 29, 2011, approved by the Compensation Committee of the Board, was attained and certified by the Compensation Committee. The Company issued, based on performance attained, Unvested Common Shares of Company stock in settlement of 2010 PS Grant on the Settlement Date of March 21, 2011. Except as otherwise provided in the applicable Performance Share Agreement, Unvested Common Shares issued in settlement of the 2010 PS Grant shall vest and become Vested Common Shares on January 14, 2013, provided the Executive continues service with the Company through such date. The terms and conditions of the 2010 PS Grant are as previously set forth in the Notice of Grant of Performance Shares, the Ross Stores, Inc. Performance Share Agreement (the “Performance Share Agreement”) and the 2008 Equity Incentive Plan. Capitalized terms in this paragraph 4(l) shall have the same meanings assigned to such terms in the Performance Share Agreement.
(m)Restricted Stock Award - 2011. The Executive was previously granted a restricted stock award with a face value of Five Million Five Hundred Thousand Dollars ($5,500,000), for which the number of shares awarded (the “2011 RS Grant”) was determined based on the Company’s stock price at the close of the market on May 18, 2011 as reported on the NASDAQ. Except as otherwise provided by this Agreement and in the Restricted Stock Agreement applicable to the 2011 RS Grant, the shares subject to the 2011 RS Grant will “cliff” vest in full (100%) on May 26, 2014, provided the Executive continues service with the Company through such date The terms and conditions of the 2011 RS Grant are as previously set forth in the applicable Notice of Grant of Award, the Restricted Stock Agreement, and the 2008 Equity Incentive Plan. The term “restricted stock” in this Agreement shall mean shares of stock granted under the terms of the 2010 RS Grant and under the 2011 RS Grant.
(n)Performance Share Award - 2011. The Executive previously received for the fiscal year ended on January 28, 2012 a target number of Performance Shares equal to Three Million Dollars ($3,000,000) divided by the closing market price of a share of the Company’s stock on March 16, 2011 as reported on the NASDAQ (the “2011 PS Grant”). The 2011 PS Grant represents the right to receive Common Shares of Company stock determined by the extent to which the target level of adjusted pretax profit for the fiscal year ending January 28, 2012, approved by the Compensation Committee of the Board, was attained and certified by the Compensation Committee. Except as otherwise provided in the applicable Performance Share Agreement, the Company shall issue, based on performance attained, Unvested Common Shares of the Company’s stock in settlement of the 2011 PS Grant on the Settlement Date of January 13, 2014. Except as otherwise provided in the applicable Performance Share Agreement, Unvested Common Shares issued in settlement of the 2011 PS Grant, shall vest on February 2, 2013. The terms and conditions of the 2011 PS Grant are as previously set forth in the Notice of Grant of Performance Shares, the Performance Share Agreement, and the 2008 Equity Incentive Plan. Capitalized terms in this paragraph 4(n) shall have the same meanings assigned to such terms in the Performance Share Agreement.
(o)Performance Share Award - 2012. The Executive received for the fiscal year ending on February 2, 2013 a target number of Performance Shares equal to Three Million Dollars ($3,000,000) divided by the closing market price of a share of the Company’s stock on March 14, 2012 as reported on the NASDAQ (the “2012 PS Grant”). The 2012 PS Grant represents the right to receive Common Shares of Company stock determined by the extent to which the target level of adjusted pretax profit for the fiscal year ending February 2, 2013, approved by the Compensation Committee of the

Board, has been attained and certified by the Compensation Committee. Except as otherwise provided in the applicable Performance Share Agreement, the Company shall issue, based on performance attained, Common Shares of the Company’s stock in settlement of the 2012 PS Grant on the Settlement Date of March 23, 2015. Except as otherwise provided in the applicable Performance Share Agreement, the Performance Shares earned, if any, shall vest on May 30, 2014. The terms and conditions of the 2012 PS Grant are as previously set forth in the Notice of Grant of Performance Shares, the Performance Share Agreement, and the 2008 Equity Incentive Plan. Capitalized terms in this paragraph 4(o) shall have the same meanings assigned to such terms in the Performance Share Agreement. The Company shall continue to consider annually additional grants of Performance Shares to the Executive and shall determine the value of performance share award targets consistent with the existing practice of the Company.
(p)Restricted Stock Unit Award - 2012. On August 15, 2012, the Board shall grant, or shall have granted, to Executive a restricted stock unit award for that number of units determined by dividing Four Million Dollars ($4,000,000) by the closing market price of a share of the Company’s stock on August 15, 2012 as reported on the NASDAQ (the “2012 RSU Grant”). Except as otherwise provided by this Agreement, the 2012 RSU Grant will vest 25 percent on May 31, 2014, 25 percent on May 31, 2015 and 50 percent on May 31, 2016, provided the Executive continues service with the Company through such dates. To the extent vested, restricted stock units under the 2012 RSU Grant shall be settled in Common Shares of Company stock on June 1, 2016; provided, however, that restricted stock units that would otherwise vest on a date on which a sale of shares of Company stock by the Executive would violate the Insider Trading Policy shall vest as set forth in the Ross Stores, Inc. Restricted Stock Unit Agreement. The terms and conditions of this restricted stock unit award will be set forth in the Notice of Grant of Award, the Restricted Stock Unit Agreement, and the 2008 Equity Incentive Plan.
5.Offices. The Executive agrees to serve, if elected or appointed thereto, in one or more executive offices of any of the Company’s subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by the Company’s by-laws and applicable state law.
6.Confidential Information.
(a)    The Executive agrees not to disclose, either while in the Company’s employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained while in the employ of the Company, including, without limitation, any such confidential information regarding the Company’s inventions, processes, methods of distribution, merchandise sourcing methods, vendors or customers, or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or from disclosure required by law or court order.
(b)    The Executive agrees that upon leaving the Company’s employ he will make himself reasonably available to answer questions from Company officers regarding his former duties and responsibilities and the knowledge he obtained in connection therewith. In addition, he will not take with him, without the prior written consent of any officer authorized to act in the matter by the Board, any study, memoranda, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions.
7.Termination. The Executive’s employment may be terminated during the term of this Agreement only as follows:
(a)    Death. The Executive’s employment shall terminate upon his death.

(b)    Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty days after written notice of termination is given by the Company or the Executive (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Executive’s employment shall terminate. A termination of employment pursuant to this paragraph 7(b) shall be deemed an involuntary termination for purposes of this Agreement of any plan or practice of the Company.
(c)    Cause. The Company may terminate the Executive’s employment for Cause. The Company shall have “Cause” to terminate the Executive’s employment if the Executive either (i) continuously fails to substantially perform his duties hereunder (unless such failure is a result of a disability as defined in paragraph (b)) or (ii) intentionally engages in illegal or grossly negligent conduct which is materially injurious to the Company monetarily or otherwise. A termination for Cause shall not take effect unless: (1) the Executive is given written notice by the Company of its intention to terminate him for Cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; (3) the notice is given within 90 days of the Company’s learning of such act or acts or failure or failures to act; and (4) the Executive fails to substantially cure such conduct, to the extent such cure is possible, within 60 days after the date that such written notice is given to him.
(d)    Without Cause. The Company may terminate the Executive’s employment at any time Without Cause. A termination “Without Cause” is a termination of the Executive’s employment by the Company for any reasons other than those set forth in subsections (a) [Death], (b) [Disability] or (c) [For Cause] of this paragraph.
(e)    Termination by the Executive for Good Reason. The Executive may terminate his employment with the Company for Good Reason, which shall be deemed to occur if he terminates his employment within six months after (i) written notice of a failure by the Company to comply with any material provision of this Agreement which failure has not been cured within ten days after such written notice of noncompliance has been given by the Executive to the Company, or (ii) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the Executive then maintains, as contemplated by this Agreement, without the express written consent of the Executive, or (iii) the Executive is relocated more than 40 miles from the Company’s New York City office without his prior written consent.
(f)    Voluntary Termination. The Executive may voluntarily terminate his employment with the Company at any time. A termination of employment by the Executive pursuant to paragraph 7(e) [For Good Reason] shall not be deemed a voluntary termination by the Executive for purposes of this Agreement or any plan or practice of the Company but shall be deemed an involuntary termination.

8.Notice and Effective Date of Termination.
(a)    Notice. Any termination of the Executive’s employment by the Company or by the Executive during the term of this Agreement (other than as a result of death or the parties’ failure to agree to renew or extend the Agreement) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.
(b)    Date of Termination. The date of termination shall be:

(i)if the Executive’s employment is terminated by his death, the date of his death;
(ii)if the Executive’s employment is terminated pursuant to paragraph 7(b) [Disability], the date of termination shall be the 31st day following delivery of the notice of termination; and
(iii)if the Executive’s employment is terminated for any other reason by either party (except pursuant to clause (iv) hereof), the date on which a notice of termination is delivered to the other party.
(iv)if the Agreement expires and the parties do not agree to extend or renew the Agreement, the parties’ employment relationship shall terminate on the last day of the term of this Agreement, without any notice being required by either party.
9.Compensation and Benefits Upon Termination.
(a)    Disability, Without Cause or For Good Reason. If the Executive’s employment terminates pursuant to paragraphs 7(b) [Disability], (d) [Without Cause], or (e) [Termination by the Executive for Good Reason], the Executive shall, subject to his executing (and not revoking) an effective Release in accordance with paragraph 9(g) and subject to paragraph 22, be entitled to the following:
(i)    Salary. The Company shall continue to pay the Executive his then-current salary for a period of two years from the date of such termination of employment. Such salary continuation shall be paid in accordance with paragraph 9(h).
(ii)    Bonus. The Company shall pay the Executive a bonus equal to two times the Executive’s target bonus for the fiscal year of the Company in which such termination of employment occurs. Such bonus shall be paid in accordance with paragraph 9(h).
(iii)    Stock Options. With respect to any stock options granted to the Executive by the Company, the Executive shall immediately become vested in any unvested stock options upon such termination.
(iv)    Restricted Stock. With respect to any restricted stock granted to the Executive by the Company prior to May 1, 2012 that has not otherwise become vested as of the date of such termination of employment, the Executive shall immediately become vested in a pro rata portion of such unvested stock in accordance with the terms of the applicable stock grant agreements. Such pro rata vesting shall be based on the number of full months worked in relation to the overall applicable vesting period under each respective grant of restricted stock.
(b)    For Cause. If the Executive’s employment is terminated for Cause (as defined in paragraph 7(c), he shall receive only the post-termination compensation and benefits described in paragraph 9(d) [Compensation and Benefits Upon Termination - Voluntary Termination].
(c)    Change of Control. If the Executive’s employment is terminated either by the Company Without Cause (as defined in paragraph 7(d)) or by the Executive for Good Reason (as defined in paragraph 7(e)) within one year after a Change of Control (as defined in paragraph 4(b)), the Executive shall, subject to his executing (and not revoking) an effective Release in accordance with paragraph 9(g) and subject to paragraph 22, be entitled to the following (in addition to any other payments or benefits provided for herein):
(i)    Lump Sum Payment. The Company shall pay to the Executive (or his designee or estate) a lump sum amount equal to: (A) the sum of the Executive’s then current salary and the greater of the most recent bonus paid to the Executive under the Management Incentive Plan or the target bonus for the fiscal year of the Company in which such termination occurs; times (B) the greater of two or the number of years (including partial years computed on a per day basis) remaining in the term of the Agreement under paragraph 1. Such payment shall be made in accordance with paragraph 9(h).
(ii)    Stock Options. Upon such termination, the Executive shall immediately become vested in any unvested stock options granted to the Executive by the Company. Executive shall have two (2) years from the date of such termination of employment to exercise any vested options, provided, however, that to the extent required to comply with Section 409A of the Internal Revenue Code, in no event shall the Executive be permitted to exercise any such stock options on a date later than the earlier of the latest date upon which such stock options would have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such stock options.
(iii)    Notwithstanding the foregoing, in no event shall the Executive be entitled to any payments or benefits under paragraph 9(a) of the Agreement if he is entitled to payments under this paragraph 9(c).
(d)    Voluntary Termination. If the Executive’s employment terminates pursuant to paragraph 7(f) [Voluntary Termination], he shall not be entitled to any bonus payments which were not fully earned prior to his termination date, and he shall not be entitled to any pro rated bonus payment for the year in which his employment terminates. Any stock options granted to the Executive by the Company shall continue to vest only through the date on which the Executive’s employment terminates, and unless otherwise provided by their terms, any restricted stock awards, restricted stock unit awards, performance share awards or other equity awards that were granted to the Executive by the Company that remained unvested as of the date on which the Executive’s employment terminates shall automatically be forfeited and the Executive shall have no further rights with respect to such awards. The Company shall have no further obligations to the Executive as a result of the voluntary termination of his employment pursuant to paragraph 7(f).

(e)    Death. If the Executive’s employment terminates pursuant to paragraph 7(a) [Death], (i) his designated beneficiaries or his estate shall be entitled to receive only the salary, expense reimbursements, benefits and accrued vacation earned by the Executive through the date of the Executive’s death; and (ii) at the time payable under the applicable Company bonus plan, an annual bonus will be paid to the Executive’s designated beneficiaries or his estate for the fiscal year of the Executive’s death based upon the annual bonus that the Executive would have earned under the Company’s bonus plan for said fiscal year had the Executive not died, contingent upon the relevant annual bonus plan performance goals for said year having been obtained, capped at 100% of the Executive’s target bonus for such fiscal year and pro-rated for the time the Executive is employed during such fiscal year until the Executive’s death.
(f)    Dividend Repayment Right. If the Executive terminates employment pursuant to paragraphs 7(a)[Death], 7(b)[Disability], 7(d)[Without Cause], or 7(e)[Termination by Executive for Good Reason], the Company shall waive any reacquisition right or repayment rights for dividends paid on shares of restricted stock (granted under the terms and conditions of the Ross Stores Inc. Restricted Stock Agreement) or Unvested Common Shares (granted under the terms and conditions of the Ross Stores Inc. Performance Share Agreement) prior to Executive’s termination of employment.
(g)    Release of Claims.  Notwithstanding the provisions of this paragraph 9 to the contrary, the Executive shall not be entitled to any payments under this paragraph 9, unless (i) within 60 days following the Executive’s termination of employment, the Executive executes a general release of claims against the Company and its subsidiaries, affiliates, stockholders, directors, officers, employees, agents, successors and assigns in the current form approved by the Company and attached as Exhibit A (subject to any amendments required by law or regulation) (the “Release”) and (ii) the period for revocation, if any, of such Release has expired without the Release having been revoked by the Executive.

(h)    Timing of Payments. Notwithstanding the provisions of this paragraph 9 to the contrary, any cash payments to which the Executive is entitled under paragraph 9 shall commence (in the case of salary continuation) or be made (in the case of lump sum payments) within 30 days after the Executive executes and delivers (and does not revoke) the Release pursuant to paragraph 9(g); provided, however, that if the Executive's termination of employment occurs in one taxable year and the 90-day period following the Executive's termination of employment (i.e., the 60-day period described in paragraph 9(g) plus the 30-day payment period provided in this paragraph 9(h)) ends in a second taxable year, the payments shall commence or be made, as applicable, not earlier than January 1 of such second taxable year and not later than the last day of such 90-day period.
10.Certain Employee Acknowledgements.
(a)    Employee Acknowledgement. The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive’s service with the Company, the Executive will use and have access to some of the Company’s proprietary and valuable confidential information during the course of the Executive’s employment; (iii) the confidential information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive’s employment or thereafter, the Executive should disclose or improperly use such confidential information in violation of the provisions of this Agreement; (iv) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if the Executive competes with the company in violation of this Agreement; (v) the Company will suffer substantial damage which will be difficult to compute if the Executive solicits or interferes with the Company’s employees, clients, or customers; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; and (vii) the provisions of this Agreement will not preclude the Executive from obtaining other gainful employment or service.
(b)    Non-Compete.
(i)    During the term of the Executive’s employment with the Company and for a period of 48 months following the Executive's termination of employment with the Company, the Executive shall not, directly or indirectly, own, manage, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, management, operation, control of, or otherwise become involved with, any Competing Business, nor shall the Executive undertake any planning to engage in any such activity. For purposes of this Agreement, a Competing Business shall mean any of the following: (1) any off-price retailer, including without limitation, Burlington Coat Factory Warehouse Corporation, TJX Companies Inc., Stein Mart, Inc. and Tuesday Morning Corporation; and (2) any affiliates, subsidiaries or successors of businesses identified above.
(ii)    The restrictions in paragraph 10(b)(i) shall have no force or effect in the event that the Executive’s employment with the Company is terminated either by the Company pursuant to paragraph 7(d)[Without Cause] or by the Executive pursuant to paragraph 7(e) [Termination by the Executive for Good Reason].
(iii)    Paragraph 10(b)(i) shall not prohibit the Executive from making any investment of one percent or less of the equity securities of any publicly-traded corporation which is considered to be a Competing Business.

(iv)    The lifetime benefits referred to in paragraphs 4(i) and (j) shall be forfeited prospectively if the Executive violates the provisions of paragraph 10(b)(i).
(c)    Non-Solicitation of Employees. During the term of the Executive’s employment with the Company and for a period of 48 months following the Executive’s termination of employment with the Company, the Executive shall not, without the written permission of the Company or an affected affiliate, directly or indirectly (i) solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed by the Company or was employed by the Company during the 6-month period prior to such solicitation, employment, or retainer, (ii) encourage any such person not to devote his or her full business time to the Company, or (iii) agree to hire or employ any such person.
(d)    Non-Solicitation of Third Parties. During the term of the Executive’s employment with the Company and for a period of 48 months following the Executive’s termination of employment with the Company, the Executive shall not directly or indirectly solicit or otherwise influence any entity with a business arrangement with the Company, including, without limitation, customers, suppliers, sales representatives, lenders, lessors, and lessees, to discontinue, reduce, or otherwise materially or adversely affect such relationship.
(e)    Non-Disparagement. The Executive acknowledges and agrees that the Executive will not defame or criticize the services, business, integrity, veracity, or personal or professional reputation of the Company or any of its directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner either during the term of the Executive’s employment or thereafter.
(f)    Recoupment. The Executive hereby understands and agrees that the Executive is subject to the Company’s recoupment policy and will be subject to any such future policy adopted by the Board to the extent required under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under the current policy applicable to the Company’s senior executives, subject to the discretion and approval of the Board, the Company may, to the extent permitted by governing law, require reimbursement and/or cancellation of any Performance Share or Common Shares issued in settlement of a Performance Share to the Executive where all the following factors are present: (1) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (2) the Board determines that the Executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (3) a lower award would have been made to the Executive based upon the restated financial results. In each instance, the Company may seek to recover the Executive’s entire gain received by the Executive within the relevant period, plus a reasonable rate of interest.
11.Exercise of Stock Options Following Terminations. If the Executive’s employment terminates pursuant to paragraphs 7(a) [Death] or (b) [Disability], he (or his estate) may exercise his right to purchase stock under any vested stock options granted to him by the Company for up to one year following the date of his termination, but not later than the termination date of such options. In all other instances, he may exercise that right for up to three months following the date of his termination, but not later than the termination date of such options, except as provided in paragraph 9(c)(ii). All such purchases must be made by the Executive in accordance with the applicable stock option plans and agreements between the parties.
12.Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s written designee or, if there be no such designee, to the Executive’s estate.

13.Insurance and Indemnity. The Company shall, to the extent permitted by law, include the Executive during the term of this Agreement under any directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other directors and officers cover thereby. This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.
14.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:    Michael Balmuth
c/o Ross Stores, Inc.
1372 Broadway
New York, New York 10018
If to the Company:    Ross Stores, Inc.
4440 Rosewood Drive
Pleasanton, California 94588
Attention: Corporate Secretary
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
15.Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Chairman of the Compensation Committee of the Board or such other person as may be designated by the Board. This Agreement, along with any stock option agreements, restricted stock agreements, restricted stock unit agreements, and/or performance share agreements between the parties (including, without limitation, any such outstanding agreements that have previously been granted or issued, as described in paragraph 4 of this Agreement), constitute the entire agreement between the parties regarding their employment relationship. To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous stock option agreements, restricted stock agreements, restricted stock unit agreements, and/or performance share agreements between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
16.Governing Law – Severability. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without reference to New York’s choice of law rules. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
17.Mitigation Not Required. If the Executive’s employment with the Company is terminated for any reason, the Executive shall not be obligated to seek other employment following such termination; provided, however, that the amount of salary and bonus to which the Executive will be entitled under paragraph 9 hereof shall be reduced by the amount of salary and/or bonus earned by the Executive for services performed for another employer during the period that the Executive is entitled to receive continued salary or bonus payments under paragraph 9 hereof.
18.Withholding. All payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts as the

Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted, the Executive may provide all or any part of any necessary withholding by contributing Company stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing NASDAQ price on the date preceding the date the withholding is determined.
19.Arbitration. In the event of any dispute or claim relating to or arising out of the parties’ employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination, or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in New York, New York, by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive, and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules.
20.Attorney’s Fees if Dispute. Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement.
21.Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives and the Company and its successors.
22.Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Code Section 409A (“409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:
(a)    Separation from Service. Payments and benefits constituting 409A Deferred Compensation otherwise payable or provided pursuant to paragraph 9 upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a separation from service within the meaning of Section 409A (“Separation from Service”).
(b)    Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a “specified employee” within the meaning of Section 409A (a “Specified Employee”), then no payments and benefits constituting 409A Deferred Compensation to be paid or provided pursuant to paragraph 9 upon such Separation from Service, other than such payments and benefits that constitute severance payments (within the meaning of Section 409A) not in excess of two times the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Separation from Service occurs (i.e., $500,000 in the event of separation during 2012), whether paid under this Agreement or otherwise, shall be paid or provided before the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such 409A Deferred Compensation would otherwise be paid or provided in accordance with paragraph 9. All such amounts that would, but for this paragraph 22(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)    Heath Care and Estate Planning Benefits. In the event that all or any of the benefits to be provided pursuant to paragraphs 4(g), 4(i) or 4(j) as a result of a Participant’s Separation from Service constitute 409A Deferred Compensation, the Company shall provide for such benefits constituting 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A, the Company shall determine the premium cost necessary to provide such benefits constituting 409A Deferred Compensation for the applicable coverage period and shall pay such premium cost which becomes due and payable during the applicable coverage period on the applicable due date for such premiums; provided, however, that if the Executive is a Specified Employee, the Company shall not pay any such premium cost until the Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, the Executive shall pay the premium cost between the date of Separation from Service and the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse the Executive for such Company premium cost paid by the Executive and shall pay the balance of the Company’s premium cost necessary to provide such benefit coverage for the remainder of the applicable coverage period as and when it becomes due and payable over the applicable period.
(d)    Matching Contributions. In the event that Matching Contributions are provided pursuant to paragraph 4(i), such amount shall be paid to the Executive annually no later than December 31 of the respective year in which a matching contribution would have been made if the Executive was employed by the Company.
(e)    Stock-Based Awards. The vesting of any stock-based compensation awards held by the Executive which constitute 409A Deferred Compensation, if the Executive is a Specified Employee, shall be accelerated upon a Separation from Service in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date. Any stock-based compensation which vests and becomes payable upon a Change in Control in accordance with paragraph 4(b) shall not be subject to this paragraph 22(e).
(f)    Rights of the Company; Release of Liability. It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of the Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification. The Executive acknowledges that (i) the provisions of this paragraph 22 may result in a delay in the time at which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend this Agreement, to void or amend any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or consent of the Executive. The Executive hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Executive as a result of the application of Section 409A.

(g)    Interest. If, in accordance with this paragraph 22, this Agreement is modified to delay the date of any payment or benefit which, in the absence of such modification, would have occurred within six months following the date of termination of Executive’s employment with the Company (the “Original Payment Date”) to the Delayed Payment Date, then the principal amount of such payment or benefit shall accrue interest from the Original Payment Date to the Delayed Payment Date at the applicable Federal rate provided for in Code Section 7872(f)(2)(A). The Company shall pay such accrued interest to Executive on the Delayed Payment Date.
(h)    Attorney’s Fees and Costs. Any dispute or claim relating to or arising out of any delay in the Company’s provision of payments or benefits in accordance with any modification of this Agreement pursuant to this paragraph 22 or the provision of interest in accordance with paragraph 22(g) shall be resolved by binding arbitration in accordance with paragraph 19. However, notwithstanding the provisions of paragraph 20 regarding attorney’s fees and costs to the contrary, the Company shall reimburse Executive for any and all attorney’s fees and costs reasonably incurred by Executive in clarifying or enforcing Executive’s rights with respect to such delayed payments or benefits or interest if Executive establishes liability with respect to the merits of the claim in respect of which such attorney’s fees and costs are incurred, which reimbursement shall be made to the Executive on or before the last day of the fiscal year of the Company in which such liability is established. Executive shall reimburse the Company for any and all attorney’s fees and costs reasonably incurred by Company in defending any such claim brought by Executive if the arbitrator determines that such claim by Executive is frivolous or maintained in bad faith.
(i)    Separate Payments. Each payment under this Agreement (including installment payments) shall be treated as a separate payment for purposes of Section 409A.
23.Attorney’s Fees for Agreement Preparation. The Company agrees to pay for the Executive’s reasonable attorney’s fees incurred in negotiation of terms of this Employment Agreement, which reimbursement shall be made to the Executive on or before the last day of the fiscal year of the Company in which such fees are incurred .
IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date and year first above written.
ROSS STORES, INC.

By:	/s/G. Orban	/s/Michael Balmuth
	George P. Orban Chairman of the Compensation Committee	Michael Balmuth

Date:	8/15/2012	8/15/2012

EXHIBIT A (FORM OF RELEASE)

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This is an Agreement between ______________ (“Executive”) and Ross Stores, Inc. (“Ross”). The parties agree to the following terms and conditions:

1.	Executive ______________ employment with Ross effective ______________ (the “Separation Date”).

2.	Any inquiries by prospective employers or others should be referred to Ross’ third party provider The Work Number, phone number 1-800-367-5690 or http://www.theworknumber.com.

3.
Executive understands that the Executive Employment Agreement, effective _______ (“Executive Agreement”), requires Executive to execute this General Release as a condition to receiving cash payments, benefits and equity as may be provided under the terms of the Executive Agreement.

4.
In consideration for Ross’ promises herein, Executive knowingly and voluntarily releases and forever discharges Ross, and all parent corporations, affiliates, subsidiaries, divisions, successors and assignees, as well as the current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, judgments, promises, agreements, obligations, damages, losses, costs, expenses (including attorneys’ fees) or liabilities of whatever kind and character, known and unknown, which Executive may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date hereof, including but not limited to any alleged causes of action for:

•	Title VII of the Civil Rights Act of 1964, as amended

•	The National Labor Relations Act, as amended

•	The Civil Rights Act of 1991

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended

•	The Employee Retirement Income Security Act of 1974, as amended

•	The Immigration Reform and Control Act, as amended

•	The Americans with Disabilities Act of 1990, as amended

•	The Age Discrimination in Employment Act of 1967, as amended

•	The Occupational Safety and Health Act, as amended

•	The Sarbanes-Oxley Act of 2002

•	The United States Equal pay Act of 1963

•	The New York State Civil Rights Act, as amended;

•	The New York Equal Pay Law, as amended;

•	The New York State Human Rights Law, as amended;

•	The New York City Administrative Code and Charter, as amended;

•	The New York State Labor Law, as amended;

•	The Retaliation Provisions of the New York State Workers Compensation Law and the New York State Disability Benefits Law, as amended;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance

•	Any public policy, contract, tort, or common law, or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters

5.
This Agreement does not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission, although by signing this Agreement Executive waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on his behalf under any federal or state discrimination law, except where prohibited by law. Executive agrees to release and discharge Ross not only from any and all claims which he could make on his own behalf but also specifically waives any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against Ross may arise, in whole or in part, from any event which occurred as of the date of this Agreement. Executive agrees to pay for any legal fees or costs incurred by Ross as a result of any breach of the promises in this paragraph. The parties agree that if Executive, by no action of his own, becomes a mandatory member of any class from which he cannot, by operation of law or order of court, opt out, Executive shall not be required to pay for any legal fees or costs incurred by Ross as a result.

6.
Executive affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. Executive furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested, including any under the Family and Medical Leave Act or any other leaves authorized by federal or state law, and that Executive has not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, executive human resources representative or agent of Ross Stores and has no knowledge of any such improper, unethical or illegal conduct or activities. Executive additionally represents and affirms that during the course of employment at Ross, Executive has taken no actions contrary to or inconsistent with Executive’s job responsibilities or the best interests of Ross’ business.

7.
The parties expressly acknowledge that those certain employment obligations set forth in the Executive Agreement, including but not limited to all obligations set forth in Paragraphs 4(i), 4(j), 6, 9 and 10 of the Executive Agreement, shall remain in full force and effect for the time period(s) specified in the Executive Agreement.

8.
Executive agrees that this is a private agreement and that he will not discuss the fact that it exists or its terms with anyone else except with his spouse, attorney, accountant, or as required by law. Further, Executive agrees not to defame, disparage or demean Ross in any way (excluding actions or communications expressly required or permitted by law

9.
Any party to this Agreement may bring an action in law or equity for its breach. Unless otherwise ordered by the Court, only the provisions of this Agreement alleged to have been breached shall be disclosed.

____________________________        _______________________________
Executive’s Initials        Ross’ Initials
    2

10.
This Agreement has been made in the State of New York and the law of said State shall apply to it. If any part of this Agreement is found to be invalid, the remaining parts of the Agreement will remain in effect as if no invalid part existed.

11.
This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except for any confidentiality, trade secrets and inventions agreements previously entered into with the company (which will remain in full force and effect), and may not be modified except in a writing agreed to and signed by both parties, providing however that Employer may modify this form of agreement from time to time solely as needed to comply with federal, state or local laws in effect that the time this Agreement is to be executed. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement except for those set forth in this Agreement.

12.
Executive further agrees to make him or herself available as needed and fully cooperate with Ross in defending any anticipated, threatened, or actual litigation that currently exists, or may arise subsequent to the execution of this Agreement.  Such cooperation includes, but is not limited to, meeting with internal Ross employees to discuss and review issues which Executive was directly or indirectly involved with during employment with Ross, participating in any investigation conducted by Ross either internally or by outside counsel or consultants, signing declarations or witness statements, preparing for and serving as a witness in any civil or administrative proceeding by both depositions or a witness at trial, reviewing documents and similar activities that Ross deems necessary. Executive further agrees to make him or herself available as needed and cooperate in answering questions regarding any previous or current project Executive worked on while employed by Ross so as to insure a smooth transition of responsibilities and to minimize any adverse consequences of Executive’s departure.

13.	Waiver: By signing this Agreement, Executive acknowledges that he:
(a)Has carefully read and understands this Agreement;
(b)Has been given a full twenty-one (21) days within which to consider the terms of this Agreement and consult with an attorney of his choice, and to the extent he executes this Agreement prior to expiration of the full twenty-one (21) days, knowingly and voluntarily waives that period following consultation with an attorney of his choice;
(c)Is, through this Agreement, releasing Ross from any and all claims he may have against it that have arisen as of the date of this Agreement, including but not limited to, rights or claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §62l, et seq.);
(d)Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
(e)Knowingly and voluntarily intends to be legally bound by the same;
(f)Is hereby advised in writing to consider the terms of this Agreement and to consult with an attorney of his choice prior to executing this Agreement;

____________________________        _______________________________
Executive’s Initials        Ross’ Initials
    3

(g)Has consulted with an attorney of his choosing prior to signing this Agreement;
(h)Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date of this Agreement are not waived;
(i)    Has a full seven (7) days following the execution of this Agreement to revoke this Agreement ("the Revocation Period") in writing and hereby is advised that this Agreement shall not become effective or enforceable until the Revocation Period has expired.

14.	Executive fully understands the final and binding effect of the Agreement. Executive acknowledges that he signs this Agreement voluntarily of his own free will.

The parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Dated: _______________________            By:______________________________
(“Executive”)

Dated: _______________________     By:______________________________
ROSS STORES, INC. (“Ross”)

____________________________        _______________________________
Executive’s Initials        Ross’ Initials
    4